Exhibit 10.15

 3% PROMISSORY NOTE

$99,980.00                                                                           April 14, 2015

FOR VALUE RECEIVED, the undersigned, AMERICA GREENER TECHNOLOGIES, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of Mr. Doug Corrigan (the “Noteholder”), in lawful money of the United States of America, and in immediately payable funds, the principal amount of ninety nine thousand nine hundred eighty dollars and no cents ($99,980.00) on July 1, 2015 (the “Maturity Date”), together with interest on the unpaid principal balance hereof from the date of this Note at rate of 3% per annum.  This Note is being issued to evidence advances previously provided by the Noteholder to the Company.

1.           Application of Payments.  All payments received on account of this Note shall first be applied to the reduction of the unpaid principal balance of this Note.  Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.  Payment of all amounts due hereunder shall be made at the address of the Noteholder as set forth herein.

2.           Prepayment.  This Note may be prepaid, in whole or in part, without penalty with five (5) days prior written notice to the Noteholder.

3.           Default.  The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof as hereinafter provided:

(a)           The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Noteholder to the Company of such failure;

(b)           The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Event of Default, the Noteholder may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Noteholder, together with all accrued interest thereon, immediately due and payable.

4.           Notices.  Any notice, request, instruction, or other document required by the terms of this Note, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the parties set forth below

If to the Company:                               254 South Mulberry Street
Suite 113
Mesa, AZ  85202
Attention: Chief Executive Officer
Telecopier: (480) 664-9545

If to the Noteholder:                            Mr. Doug Corrigan
19315 3A Ave
Tel: (604) 538-31933

These addresses may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

5.           Governing Law.  This Note shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely therein, without giving effect to the rules and conflicts of law.

6.           Conformity with Law.  It is the intention of the Company and of the Noteholder to conform strictly to applicable usury and similar laws.  Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contract for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered as of the day and date first above written.

AMERICA GREENER TECHNOLOGIES, INC.

By:
Michael C. Boyko, Chief Executive Officer